FORM 10-Q

Exhibit 2.2(i)

                          GUARANTY


     GUARANTY dated as of the 15th day of June, 1995 between CONE MILLS CORPORATION, a North Carolina corporation (the
"Guarantor") and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, a
New York State banking corporation (the "Bank").

                          RECITALS

     Parras Cone de Mexico S.A. de C.V., a Mexican corporation (the "Company") has executed its Promissory Note dated as of June 15, 1995 in a principal amount equal to Seven (7) Million Dollars (the "Note") payable to the Bank. Capitalized terms used herein not otherwise defined have the meanings assigned to them in the Note. Pursuant to the Note and as an inducement to the Bank to extend the Loan evidenced by the Note and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Guarantor agree as follows:

   1. Guaranty of Payment. The Guarantor, as primary obligor and not as surety only, hereby unconditionally guarantees the due and punctual Dayment (whether at stated maturity, upon acceleration or otherwise) of any amounts arising out of or in connection with the Note, including without limitation the obligation of the Company to pay all fees, principalL and interest payments due thereunder and all expenses of collection, counsel fees and other expenses incurred by the Bank in connection with the enforcement of its rights under the Note (collectively, the "Guaranteed-Obligations"). Upon any failure by the Company to pay any of the Guaranteed Obligations, the Guarantor agrees that it will forthwith on demand pay, at the place and in the manner specified in the Note, such amounts which the Company has failed to pay.
        This Guaranty is a guaranty of payment and not merely a guaranty of collection.

   2. Guaranty Unconditional and Absolute. The obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:


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FORM 10-Q

Exhibit 2.2(i)   (continued)

        (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company or any other guarantor of any of the Guaranteed obligations; provided that the Bank shall obtain the Guarantor's consent prior to agreeing to extend the maturity date of the Note;

        (ii) any release, exchange, non-perfection or invalidity of any direct or indirect security for any of the Guaranteed Obligations;

        (iii) any modification or amendment of or supplement to the Note; provided that the Bank shall obtain the Guarantor's consent prior to agreeing to any such modification or amendment;

        (iv) any change in the corporate existence (including its constitution, laws, rules, regulations or powers), structure or ownership of the Company or the Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets, the Guarantor or any other guarantor of any of the Guaranteed Obligations;

        (v) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Company, the Bank or any other corporation or person, whether in connection herewith or in connection with any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

        (vi) any invalidity or unenforceability relating to or against the Company or any other guarantor for any reason of the Note or any other guaranty agreement, or any provision of applicable law or regulation purporting to prohibit payment by the Company of amounts to be paid by it under the Note or any of the Guaranteed Obligations or under any such guaranty agreement; or

        (vii) any other act or omission to act or delay of any kind by the Company, any other guarantor, the Bank or any other corporation or person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor's obligations hereunder.
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FORM 10-Q

Exhibit 2.2(i)   (continued)


   3.   Discharge only Upon Payment In Full;

        Reinstatement in Certain Circumstances.  The
        Guarantor's obligations hereunder constitute a guarantee of payment and not of collection merely and shall remain in full force and effect until the Guaranteed Obligations shall have been paid in full in accordance with the terms hereof and of the Note. If at any time any payment of any of the Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Guarantor's obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made.

   4. Waiver by the Guarantor. The Guarantor irrevocably waives acceptance hereof, diligence, presentment, demand, protest, notice of dishonor and any notice not provided for herein, as well as any requirement that at any time any person exhaust any right or take any action against the Company or its assets or any other guarantor or person.

   5. Subrogation. Upon making any payment hereunder, the Guarantor shall be subrogated to the rights of the Bank against the Company with respect to such payment; provided that the Guarantor shall not enforce any right or receive any payment by way of subrogation until all Guaranteed Obligations have been fully paid and satisfied.

   6. Stay of Acceleration Ineffective with respect to Guarantor. In the event that acceleration of the time for payment of any amount payable by the Company under the Note is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration or required to be paid upon an early termination pursuant to the terms of the Note shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Bank.


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FORM 10-Q

Exhibit 2.2(i)   (continued)



   7. Representations. The Guarantor hereby represents and warrants to the Bank that (a) the Guarantor is a duly organized and existing North Carolina corporation and is duly authorized to enter into and perform this Guaranty which constitutes a valid and enforceable obligation of the Guarantor, (b) neither the making of this Guaranty nor the performance by the Guarantor of its obligations hereunder will violate the Guarantor's certificate of incorporation or by-laws or any provision of law or any agreement, indenture, note or other instrument binding upon the Guarantor or give cause for acceleration of any indebtedness of the Guarantor, (c) no authority from or approval by any governmental body, commission or agency is required in connection with the making or validity of this Guaranty (d) there are no actions, suits or proceedings pending against or, to the knowledge of the Guarantor, threatened against or affecting, the Guarantor or any of its subsidiaries, in any court or before or by any governmental department, agency or instrumentality, an adverse decision in which could materially and adversely affect the financial condition, business, operations or prospects of the Guarantor or the ability of the Guarantor to perform its obligations under this Guaranty.

   8. Assignment; Successors and Assigns. This Guaranty shall he binding upon and inure to the benefit of the Guarantor and its successors and assigns and the Bank and its successors and assigns. The Guarantor may not assign its rights and obligations hereunder without the prior written consent of the Bank, and any such purported assignment without the written consent of the Bank will be void.

   9. Amendments and Waivers. No provision of this Guaranty may be amended, supplemented or modified, nor any of the terms and conditions hereof or thereof waived, except by a written instrument executed by the Guarantor and the Dank.

  10. Expenses and Taxes. Without limiting the generality of the Guarantor's obligations hereunder, the Guarantor agrees to pay to the Bank upon its request all reasonable costs and expenses, including fees and

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FORM 10-Q

Exhibit 2.2(i)   (continued)


        disbursements of counsel and taxes, incurred by the Dank in enforcing its rights under this Guaranty and in connection with the occurrence of any Event of Default or failure to pay under the Note and collection or other enforcement proceedings against any person or assets resulting therefrom, all of which shall be "Guaranteed obligations" the payment of which is guaranteed hereunder. The Guarantor agrees that all amounts payable under this Guaranty shall be paid without set-off or counterclaim and free and clear of, and without deduction or withholding for or on account of any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any governmental or taxing authority to which the Guarantor is subject.

  11. Judgment Currency. The Guarantor's obligation in respect of any sum due by it to the Bank hereunder shall, notwithstanding any judgment in a currency other than U.S. Dollars (the "Specified Currency"), be discharged only to the extent that on the business day following receipt by the Bank of any sum adjudged to be so due in such other currency the Bank may in accordance with normal banking procedures purchase the Specified Currency with such other currency; if the Specified Currency so purchased is less than the sum originally due to the Bank in the Specified Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Bank against such loss.

  12. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE GUARANTOR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE GUARANTOR AND THE BANK HEREBY
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FORM 10-Q

Exhibit 2.2(i)   (continued)



        IRREVOCABLY WAIVE ANY AND ALL RTGHT TO TRIAL BY JURY
        IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO
        THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be duly executed as of the date first above written.


                                 CONE MILLS CORPORATION


                                 By: /s/ NEIL W. KOONCE
                                 Name:   Neil W. Koonce
                                 Title:  Vice President

                                 MORGAN GUARANTY TRUST
                                  COMPANY OF NEW YORK

                                 BY: /s/ DAVID COMMON
                                 Name:   David Common
                                 Title:  Vice President



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